Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES NAMES TWO INDEPENDENT DIRECTORS TO THE BOARD

Oklahoma City, Oklahoma – August 17, 2007 – LSB Industries, Inc. (“LSB” or the “Company”), (AMEX: LXU), today announced that our Board of Directors has temporarily been enlarged to 15 members and that Robert A. Butkin and Ronald V. Perry have joined its Board of Directors to fill those newly-created directorships. Our Board has determined that both Messrs. Butkin and Perry are Independent Directors.

Upon completion of the previously announced redemption of our $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (“$3.25 Preferred”), which is scheduled for August 27, 2007, or upon the number of outstanding shares of $3.25 Preferred reducing to fewer than 140,000 shares, whichever occurs first, the two current directors elected by the $3.25 Preferred, Grant J. Donovan and N. Allen Ford, who have served on LSB’s Board of Directors since March 2002, will no longer serve as members of our Board of Directors pursuant to the terms of the $3.25 Preferred. Upon the departure of Messrs. Donovan and Ford from the Board, LSB’s Board will be reduced to 13 members, the majority of which our Board has determined are Independent Directors.

Robert A. Butkin is a Professor of Law at the University of Tulsa College of Law, where he had been Dean from June 2005 through June 2007. He is also President of BRJN Capital Corporation, general partner of a family owned oil and gas production company dating back to 1931.

Mr. Butkin has had a long and distinguished career in public service, most notably as assistant attorney general for the state of Oklahoma from 1987 to 1993, and as State Treasurer of Oklahoma from 1995 to 2005, during which time he was President of the Southern State Treasurers Association and Chairman of the Banking, Collateral and Cash Management Committee for the National Association of State Treasurers.

Mr. Butkin chaired then Governor-Elect Henry’s transition team, recruiting a bi-partisan group of business, civic and political leaders who assisted the governor in identifying key issues. Further, from 1981 to 1995, he served on the Board of Citizens Bank of Velma, Oklahoma, and he served as Chairman of the Board of that bank from 1991 to 1994. Mr. Butkin received a Bachelor of Arts degree from Yale College, graduating magna cum laude in 1975. He received his Juris Doctorate from the University of Pennsylvania Law School in Philadelphia in 1978. Following his graduation from law school, Mr. Butkin was one of 15 Americans named a Henry Luce Scholar in 1978 and served as visiting fellow at the University of the Philippines Law Center in Quezon City.

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LSB Industries, Inc. News Release	Page 2
August 17, 2007

LSB’s other new director, Ronald V. Perry, is founder and President of Prime Time Travel in Edmond, Oklahoma which is one of Greater Oklahoma City’s premier full service travel agencies. Before that, he was a senior executive at the Sirloin Stockade organization, where he was responsible for managing 186 restaurants.

Upon graduation from Oklahoma State University with a Bachelor’s degree in Business Administration, Mr. Perry was commissioned as a Second Lieutenant and served in the U.S. Army as an Armor Officer. He completed his service with the rank of Captain.

Mr. Perry has been active in community, civic and local business development activities. He currently serves on the Board of Directors of Leadership OKC and is a Commissioner on the Oklahoma City Convention and Visitors Bureau. He is past President of the Oklahoma City Food Bank. He has held a seat on the Board of the American Heart Association and the Downtown Oklahoma City Rotary Club, and has served on the associate boards of The Cowboy and Western Heritage Museum and the Oklahoma Symphony Orchestra.

Jack Golsen, Chairman & CEO of LSB Industries, stated, “We want to thank Grant Donovan and Allen Ford for their many years of service to LSB, and at the same time welcome Ron Perry and Robert Butkin as new Directors on our Board. The new Directors will enrich our Board with their diverse experience in business, finance, government, and law and their vision for the continued profitable growth of LSB.”

LSB is a manufacturing, marketing and engineering company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.